Execution Version

WAIVER AGREEMENT

           THIS WAIVER AGREEMENT (the “Waiver Agreement”), dated September 25, 2012, is entered into by and between West Coast Bancorp, an Oregon corporation (the “Company”), and GF Financial, LLC, a Delaware limited liability company (“GF”).  Capitalized terms used, but not otherwise defined, in this Waiver shall have the meanings given to them in the Investment Agreement (as defined below).

RECITALS

           WHEREAS, the Company and GF entered into an investment agreement, dated as of October 23, 2009 (the “Investment Agreement”);

           WHEREAS, Section 4.1(a) of the Investment Agreement contains a restriction prohibiting GF and its Affiliates from in any way acquiring, offering, or proposing to acquire or agreeing to acquire, other than as specifically contemplated in the Transaction Documents, Beneficial Ownership of any Voting Securities if such acquisition would result in GF or its Affiliates having Beneficial Ownership of more than 9.9% of the outstanding shares of a class of voting securities or Common Stock of the Company; and

           WHEREAS, as an inducement and a condition to GF entering into a Stock Conversion, Voting and Support Agreement with Columbia Banking System, Inc. (“Purchaser”), GF has required that the Company waive GF’s obligations under Section 4.1(a) of the Investment Agreement, and the parties have mutually agreed to waive the restrictions set forth in Section 5.8 of the Investment Agreement that pertain to the assignment of the Investment Agreement by operation of law with respect to (i) the Company’s entry into an Agreement and Plan of Merger (the “Merger Agreement”), dated September 25, 2012, by and among Purchaser, the Company, and, from and after its accession to the Merger Agreement, Sub (as defined in the Merger Agreement), and (ii) the consummation of the Mergers (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement.

           NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.  Waiver.  The Company hereby irrevocably and unconditionally waives the restrictions set forth in Section 4.1(a) of the Investment Agreement solely with respect to GF’s entry into the Stock Conversion, Voting and Support Agreement, effective as of the date hereof.  In addition, notwithstanding anything in the Investment Agreement to the contrary, the Company and GF hereby mutually and irrevocably and unconditionally waive the restrictions set forth in Section 5.8 of the Investment Agreement that pertain to the assignment of the Investment Agreement by operation of law with respect to (i) the Company’s entry into the Merger Agreement and (ii) the consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

Section 2.  Governing law.  This Waiver Agreement shall be governed by and construed in accordance with the law of the state of New York, without giving effect to the conflicts of law principles thereof.

Section 3.  Counterparts.  This Waiver Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be duly executed as of the date first above written.

WEST COAST BANCORP

By:	/s/ Robert D. Sznewajs
Name:
Title:

GF FINANCIAL, LLC,
a Delaware limited liability company

By:	Diaco Investments, L.P., a Delaware limited partnership and managing member of GF Financial, LLC
By:	Siget, L.L.C., a Delaware limited liability company and general partner of Diaco Investments, L.P.

By:
Name:
Title:

[Signature Page to Waiver Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be duly executed as of the date first above written.

WEST COAST BANCORP

By:
Name:
Title:

GF FINANCIAL, LLC,
a Delaware limited liability company

By:	Diaco Investments, L.P., a Delaware limited partnership and managing member of GF Financial, LLC
By:	Siget, L.L.C., a Delaware limited liability company and general partner of Diaco Investments, L.P.

By:	/s/ Simon Glick
Name: Simon Glick
Title: Managing Member

[Signature Page to Waiver Agreement]